Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

PLUG POWER ANNOUNCES AGREEMENT TO ACQUIRE CELLEX POWER

Proposed acquisition advances Plug Power’s market engagement strategy while diversifying product portfolio

LATHAM, N.Y., and VANCOUVER, BRITISH COLUMBIA – March 15, 2007 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable on-site energy products, today announced execution of a definitive agreement to acquire Cellex Power Products Inc., a leader in fuel cell power solutions for industrial vehicles.

Plug Power and Cellex Power, a private Canadian company, have signed a definitive stock purchase agreement and expect to complete the acquisition in April. Plug Power intends to continue Cellex Power’s current operations in Richmond, near Vancouver, British Columbia, upon completion of the transaction, which is subject to satisfaction of customary closing conditions. Plug Power will pay USD 45 million in cash for all of Cellex Power’s outstanding shares. Cellex Power is expected to have approximately USD 8 million in cash and cash equivalents on hand at time of closing.

Since its inception in 1998, Cellex Power has been developing Proton Exchange Membrane (PEM) fuel cell power units for electric lift trucks and is targeting the estimated USD 1.5 billion industrial motive battery market. In November 2006, Cellex successfully completed beta testing of its zero-emission, hydrogen fuel cell power units in pallet trucks at two Ohio-based Wal-Mart distribution centers.

Cellex Power has focused its initial product initiatives on class 3 electric lift trucks, often referred to as “pallet trucks,” that are the predominant equipment used to transport goods within large distribution centers. The company’s product strategy is to develop a full product portfolio addressing all three classes of electric lift trucks, enabling complete conversion of distribution centers and maximizing customer benefit. Cellex Power’s product delivers value to the customer via increased productivity and reduced fueling time, as well as the elimination of cost, environmental and safety issues associated with traditional lead acid batteries.

“Cellex has established itself as the leader in the development of fuel cell technology for material handling applications,” said Dr. Roger Saillant, Plug Power’s President and Chief Executive Officer. “This acquisition marks Plug Power’s continued commitment to providing clean, reliable on-site energy solutions and to the commercialization of fuel cell technology across multiple robust market sectors.”

Plug Power considers telecommunications backup and material handling applications to be attractive near-term markets for PEM fuel cell power and has selected these as central components of the Company’s revenue growth strategy. In addition, the two applications use complementary fuel cell technology and have similar electrical output requirements. Plug Power and Cellex Power expect to realize technology and operational synergies by leveraging the strengths of both organizations.

“With Plug Power, we anticipate accelerating the commercialization of our fuel cell solutions for the multi-billion dollar electric lift truck market,” said Chris Reid, Cellex Power’s President and Chief Executive Officer. “Plug Power’s strong balance sheet and established operational capabilities in manufacturing, supply chain management and product testing, support and training will be critical to this effort.”

Plug Power has scheduled a conference call for Friday, March 16th at 11:00 a.m. (EDT) to provide all interested parties with information about the Cellex Power acquisition. The dial-in phone number for the conference call is (617) 597-5393, and the pass code is 7584 (PLUG). A webcast of the conference call can be accessed by selecting the conference call link on the Company’s Web site at www.plugpower.com. A playback of the call will be available on the Web site for a period following the call.

About Cellex Power Products

Cellex Power is a world leader in developing and commercializing fuel cell solutions for industrial vehicles. Cellex Power fuel cell solutions replace the industrial lead acid battery system used today in powering fork lift truck fleets in large-scale distribution centers. For more information, please visit www.cellexpower.com.

About Plug Power

Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable, on-site energy products, currently integrates fuel cell technology into backup power products for telecommunications, utility and uninterruptible power supply applications. The Company is actively engaged with private and public customers in targeted markets, including the United States, Europe, Middle East, Russia, South Africa and South America. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to the consummation of the Cellex acquisition and the expected benefits of the proposed Cellex acquisition. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that Plug Power does not complete the Cellex acquisition, that the Cellex acquisition is unsuccessful or that the anticipated synergies of the acquisition are not realized, that unit orders will not ship, be installed and/or convert to revenue, in whole or in part. Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products and other risks and uncertainties discussed under “Item IA—Risk Factors” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission (“SEC”) on March 14, 2006, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Cynthia Mahoney White	Deborah K. Pawlowski
Kei Advisors
Plug Power Inc.	Phone: (716) 843-3908
Mobile: (716) 310-3949
dpawlowski@keiadvisors.com
Mobile: (518) 527-1172